                                  Exhibit 99.1

                  P.F. CHANG'S FIRST QUARTER REVENUES GROW 35%


      SCOTTSDALE, ARIZONA (April 2, 2003) P.F. Chang's China Bistro, Inc. (NASDAQ: PFCB) reported today that revenues increased 35% to $131.6 million for the first quarter ended March 30, 2003 from $97.5 million in the first quarter of 2002. Sales at the company's P.F. Chang's China Bistro units accounted for $120.7 million of consolidated revenues while sales at the company's Pei Wei Asian Diner units accounted for $10.9 million of consolidated revenues.

      Comparable store sales at the Bistro increased 6.4% for the first quarter of 2003 as compared to the first quarter of 2002. The increase was primarily attributable to customer traffic growth with roughly 0.5% resulting from a price increase implemented in February 2003. Comparable store sales increased 8.0% for the five-week period ending February 2nd, 5.1% for the four-week period ending March 2nd and 5.8% for the four-week period ending March 30th.

      During the first quarter of 2003, the company opened five new Bistros (Peoria, AZ; Albuquerque, NM; Reno, NV; Tampa, FL and Grapevine, TX) and four new Pei Wei units (Phoenix, AZ; Houston, TX; Highlands Ranch, CO and Dallas,
TX).

      In its February 12, 2003 release, the company provided a detailed forecast of its 2003 financial results. Included in this forecast was sales growth for the first quarter of 30% and earnings per share for the first quarter of $0.24. Strong revenue growth at units opened prior to this year, as well as higher than planned sales volumes at new units, resulted in better than expected revenue performance for the quarter. Given these actual revenue results, the company expects to meet or exceed its previous earnings guidance for the quarter. The company will provide actual earnings results for its first quarter of 2003 and an update of its full-year forecast on April 23rd, 2003 at 7:00 am ET. The company's release will be followed by a conference call later that day at 1:00 pm ET. A webcast of the conference call can be accessed at www.pfchangs.com

      P.F. Chang's China Bistro, Inc. owns and operates two restaurant concepts in the Asian niche. P.F. Chang's China Bistro features a blend of high-quality, traditional Chinese cuisine and American hospitality in a sophisticated, contemporary bistro setting. Pei Wei Asian Diner offers a modest menu of freshly prepared Asian cuisine served in a relaxed, warm environment offering attentive counter service and take-out flexibility.

      The statements contained in this press release that are not purely historical, including the company's estimates of its revenues, earnings and comparable store sales, are forward-looking statements. The accuracy of these forward-looking statements may be affected by certain risks and uncertainties, including, but not limited to, the company's ability to locate acceptable restaurant sites; open new restaurants and operate its restaurants profitably; the company's ability to hire, train and retain skilled management and other personnel; the company's ability to access sufficient financing on acceptable terms; changes in consumer tastes and trends; national, regional and local economic and weather conditions; changes in costs related to food, utilities and labor; and other risks described in the company's recent SEC filings.

        Contact: P.F. Chang's China Bistro, Inc.         (602) 957-8986

                 Media:           Laura Cherry           laurac@pfchangs.com
                 Investor:        Kristina Cashman       kristinac@pfchangs.com

                            P.F.CHANG'S CHINA BISTRO

                         Supplemental Sales Information

                            YEAR OF UNIT OPENING (1)

                      Pre-1996      1996       1997       1998       1999       2000       2001      2002        2003         Total
                      --------      ----       ----       ----       ----       ----       ----      ----        ----         -----

Units                    4            3          6         10         13         16          13        14          5           84


                                                                  SALES (000)
1Q03                   6,434       5,908       9,060      15,753     18,800      23,236     18,815   17,983        4,751     120,740



                                                             AVERAGE WEEKLY SALES (AWS)
1Q03                  123,738      151,474     116,157    121,175    111,239    111,713    111,331   98,808      143,980     113,906


                                                              YEAR-OVER-YEAR CHANGE IN AWS
1Q03                      0.2%        3.7%        6.0%       5.1%       5.0%      11.0%       5.4%    -1.7%                    4.4%



                                                         YEAR-OVER-YEAR CHANGE COMP STORE SALES (2)
Units                      4          3            6         10         13         16         10        --           --         62


1Q03                      0.2%       3.7%         6.0%      5.1%       5.0%       11.0%      6.6%                              6.4%





(1) INCLUDES ALL RESTAURANTS OPENED IN THE PERIOD INDICATED.

(2) A UNIT BECOMES COMPARABLE IN THE EIGHTEENTH MONTH OF OPERATION

                               PEI WEI ASIAN DINER

                         Supplemental Sales Information

                            YEAR OF UNIT OPENING (1)

             2000       2001      2002      2003                                              Total
             ----       ----      ----      ----                                              -----

Units          1          4         11         4                                                20




                                                       SALES (000)
1Q03          868       2,390     5,762      1,835                                            10,855




                                                   AVERAGE WEEKLY SALES (AWS)
1Q03         66,787     45,956    40,295    52,437                                            44,673





                                                   YEAR-OVER-YEAR CHANGE IN AWS
1Q03          3.0%       6.4%     -15.1%                                                       -6.0%





                                             YEAR-OVER-YEAR CHANGE COMP STORE SALES (2)

Units         1          1         -          -                                                   2


1Q03          3.0%       -1.2%                                                                  1.1%




(1) INCLUDES ALL RESTAURANTS OPENED IN THE PERIOD INDICATED.
(2) A UNIT BECOMES COMPARABLE IN THE EIGHTEENTH MONTH OF OPERATION